EXHIBIT 2.23

AMENDMENT NO. 2
Dated as of December 25, 2019
to
JBIC LOAN TO TAKEDA
Dated as of December 3, 2018
THIS AMENDMENT NO. 2 (this “Amendment”) is made as of December 25, 2019 by and among Takeda Pharmaceutical Company Limited, a joint-stock company organized and existing under the laws of Japan, (the “Company”) and Japan Bank for International Cooperation (“JBIC”), under that certain Loan Agreement dated as of December 3, 2018 and as amended by Amendment No.1 dated December 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.
WHEREAS, the Company has requested that JBIC agrees to make certain amendments to the Loan Agreement;
WHEREAS, the Company and JBIC have so agreed on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and JBIC hereby agree to enter into this Amendment.
1.Amendments to the Loan Agreement. Effective as of the Amendment No. 2 Effective Date (as defined below), the parties hereto agree that:
(a)    The grid contained in Attachment 1 (Financial Covenants), Clause 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the grid below:

Testing Date (fiscal year-end is March 31)	Ratio Level
September 30, 2019	5.95 to 1.00
March 31, 2020 and September 30, 2020	5.35 to 1.00
March 31, 2021 and September 30, 2021	4.70 to 1.00
March 31, 2022 and September 30, 2022	4.10 to 1.00
March 31, 2023 and September 30, 2023	4.00 to 1.00
March 31, 2024 and September 30, 2024	3.75 to 1.00
March 31, 2025 and thereafter	3.50 to 1.00

(b)    Attachment 1 (Financial Covenants), Clause 4 is deleted and replaced with the words “[Not used]”.
(c)    Attachment 1 (Financial Covenants), Clause 7 of the Loan Agreement is hereby amended to insert the phrase “(other than the Target Acquisition)” immediately after the phrase “in connection with an Acquisition” appearing in the first sentence of the penultimate paragraph appearing therein.
(d)    The definition of “Consolidated Net Debt” in Attachment 1 (Financial Covenants), Clause 9 of the Loan Agreement is hereby deleted in its entirety and replaced with the following definition:
“Consolidated Net Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date, minus all unrestricted cash and cash equivalents of the Consolidated Group; provided, however, that an amount equivalent to fifty percent (50%) of the aggregate principal amounts of the Japanese Yen hybrid bonds (subordinated bonds) issued by the Borrower in June 2019 shall be deducted from the Consolidated Net Debt of the Borrower.
(e)    The definition of “Acquisition” in Attachment 1 (Financial Covenants), Clause 9 of the Loan Agreement is hereby amended to insert the words “business of” before the last reference to “a Person” in that definition.
(f)    The definition of “Debt” in Attachment 1 (Financial Covenants), Clause 9 of the Loan Agreement is hereby amended to delete subclause (e) and renumber the remaining clauses accordingly.
(g)    The definition of “Subsidiary” in Attachment 2 (Definitions) of the Loan Agreement is hereby amended to insert the following sentence at the end thereof:
“Any reference herein to a “Subsidiary”, unless otherwise specified, shall constitute a reference to any Subsidiary of the Borrower.”
2.    Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment No. 2 Effective Date”) is subject to, and conditioned upon, JBIC receiving counterparts of this Amendment duly executed by the Company.
3.    Representations and Warranties of the Company. The Company hereby represents and warrants that this Amendment has been duly executed and delivered by the Company. This Amendment and the Loan

Agreement as amended hereby constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
4.    Reference to and Effect on the Loan Agreement.
(a)    Upon the Amendment No. 2 Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan Agreement in any other Loan Document shall be deemed a reference to the Loan Agreement as amended hereby.
(b)    Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    Except with respect to the subject matter hereof or otherwise confirmed specifically in writing, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of JBIC or the Borrower, nor constitute a waiver thereby of any provision of the Loan Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith, which shall remain unchanged and binding on such parties.
(d)    This Amendment is a Loan Document under (and as defined in) the Loan Agreement.
5.    Governing Law. This Amendment shall be construed in accordance with and governed by the law of Japan.
6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED,
as the Company

By: /s/ Costa Saroukos
Name: Costa Saroukos
Title: Chief Financial Officer

Signature Page to Amendment No. 2 to
JBIC Loan to Takeda

JAPAN BANK FOR INTERNATIONAL COOPERATION,
as JBIC

By: /s/ Satoshi Sasaki
Name: Satoshi Sasaki
Title: Director General
    Corporate Finance Department

Signature Page to Amendment No. 2 to
JBIC Loan to Takeda